INTELSAT HOLDINGS, LTD.

BONUS PLAN

I. PURPOSE

The Intelsat Holdings, Ltd. Bonus Plan (the “Plan”), which shall be effective as of May 6, 2005 (the “Effective Date”), is designed to provide to selected officers and employees of Intelsat Holdings, Ltd. (the “Company”) and its direct and indirect subsidiaries (“Subsidiaries”) incentives linked to the financial results of the Company and its Subsidiaries.

II. DEFINITIONS

Section 2.1 “Board” shall mean the Board of Directors of the Company.

Section 2.2 “Bonus” shall mean an award payable to a Participant pursuant to the terms of the Plan.

Section 2.3 “Compensation Committee” shall mean the compensation committee of the Board, or if there is no such committee, the Board.

Section 2.4 “Participants” shall mean officers and employees of the Company and its Subsidiaries who are selected by the Committee to participate in the Plan.

Section 2.5 “Payment Date” shall mean the date designated by the Compensation Committee for payment at the time that the Compensation Committee awards a Bonus, which, unless otherwise determined by the Compensation Committee, shall be no later than March 15 of the fiscal year following the fiscal year with respect to which the Bonus is earned.

III. ADMINISTRATION

The Plan shall be administered by the Compensation Committee. The Compensation Committee may delegate authority to one or more senior executives of the Company or its Subsidiaries to administer the Plan for Participants (other than for Participants who are senior executives of the Company or its Subsidiaries), subject to such terms and conditions or parameters which the Compensation Committee may preserve. The Compensation Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan as the Compensation Committee deems necessary, desirable or appropriate. All actions taken and decisions and determinations made by the Compensation Committee or a delegate on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Compensation Committee’s or its delegate’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company and its subsidiaries, its shareholders, any Participants and any other employee of the Company, and their respective successors in interest. To the maximum extent permitted by law, no member of the Compensation Committee or the Board (or any delegate) shall be liable for any action taken or decision made in good faith relating to the Plan or any Bonus granted hereunder. To the full extent permitted by law, the Company shall indemnify and hold harmless each member of the Compensation Committee or the Board (or any delegate) made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person, or such person’s testator or intestate, is or was a member of the Committee (or acted under the Plan pursuant to this Article III).

IV. ELIGIBILITY

The Compensation Committee shall, in its sole discretion, select for each fiscal year the officers and employees of the Company and its subsidiaries who will be Participants in the Plan for such fiscal year based upon such officers’ and employees’ opportunity, in the sole discretion of the Compensation Committee, to impact on the Company’s or its subsidiaries’ performance. Nothing in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length nor shall participation in the Plan in any year by any Participant require continued participation by such Participant in any subsequent year. Neither the adoption of the Plan nor the designation of an employee as a Participant shall confer upon any employee any right to continued employment nor shall it interfere in any way with the right of the Company or its subsidiaries to terminate the employment of any employee at any time.

V. DETERMINATION OF BONUS

The form, timing and amount of each Bonus awarded to a Participant shall be determined by and in the sole discretion of the Compensation Committee. The Compensation Committee may condition the earning of a Bonus upon such goals, factors or criteria as may be approved by the Compensation Committee from time to time, which goals, factors or criteria may be different for each Participant. The Compensation Committee may, in its sole discretion, increase or decrease the amount of any Bonus payable to a Participant and may award Bonuses to Participants even though the Bonuses are not earned. Bonuses earned or otherwise awarded will be paid on the Payment Date and will be paid in cash unless otherwise determined by the Compensation Committee. The Company or its subsidiaries shall be entitled to withhold from any payments under the Plan any and all Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

VI. TERMINATION OF EMPLOYMENT

In the event that a Participant’s employment with the Company or any of its subsidiaries terminates for any reason prior to the Payment Date with respect to any Bonus, the balance of any Bonus which remains unpaid at the time of such termination shall be payable to the Participant, or forfeited by the Participant, in accordance with the terms of the award established by the Compensation Committee at the time of grant or thereafter, or pursuant to any individual agreement applicable to such Participant.

VII. AMENDMENT AND TERMINATION

The Board shall have the right in its sole discretion to modify or amend the Plan from time to time or to terminate the Plan.

VIII. MISCELLANEOUS

Section 8.1 Source of Payments. Neither the Plan nor any Bonus shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or its subsidiaries and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company or any of its subsidiaries pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or the applicable subsidiary, and none of the Company nor any of its subsidiaries shall have any obligation to segregate assets for payments under the Plan.

Section 8.2. Other Arrangements. Nothing contained in the Plan shall prevent the Company and its subsidiaries from adopting other or additional compensation arrangements for any of its employees.

Section 8.3 Governing Law. The Plan shall be governed by and construed in accordance with the laws of Bermuda, without regard to its principles of conflict of laws and the Plan shall be subject to all applicable regulatory, governmental or other authorities. To the extent that any of the terms of the Plan shall contravene any such laws, the terms of the Plan shall be reformed to comply with such laws in a manner that shall least affect the terms of the Plan.

Section 8.4 Company Governing Documents. This Plan is subject to the Memorandum of Association and Bye-Laws of the Company, as they may be amended from time to time.

Section 8.5 Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.